Exhibit 3

SHARE PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 14 day of August, 2017, by and between Mer Telemanagement Solutions Ltd. (the “Company”), a company organized under the laws of the State of Israel, with its principal offices at 14 Hatidhar Street, Ra’anana 4366516, Israel, and the purchasers identified in Schedule 1 attached hereto (each a “Purchaser” and together the “Purchasers”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION 1.          Authorization of Sale of the Shares.  Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale of its ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares” and the “Shares”), at the Price Per Share (as defined below), representing an aggregate purchase price for all the Shares of US$400,000.

SECTION 2.          Agreement to Sell and Purchase the Shares.  At the Closing (as defined below), the Company shall, subject to the terms of this Agreement, issue and sell to the Purchasers, and the Purchasers shall buy from the Company, severally and not jointly, upon the terms and conditions hereinafter set forth, the Shares at a price per share equal to the average closing price of our ordinary shares on the NASDAQ Capital Market during the 30 trading days prior to the date of the Audit Committee and Board of Directors’ meetings that approved the Private Placement (held on June 21, 2017), plus a premium of 20%, i.e. $0.664 (the “Price Per Share” and together for all Shares, the “Purchase Price”).  The aggregate purchase price for such Shares and the number of ordinary shares to be issued is set forth opposite such Purchaser’s name in Schedule 1 hereto.

SECTION 3.          Delivery of the Shares at the Closing.

3.1          The Closing.

(a)          The completion of the purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of the Company at 11:00 a.m. local time on August 14, 2017, or at such other time and place and on such other date as the Purchasers and the Company may mutually agree.

(b)          At the Closing, each Purchaser shall deliver, in immediately available funds, the Purchase Price, as set forth in Section 2, for the number of Shares being purchased by such Purchaser, by wire transfer to an account designated by the Company. Within seven Business Days following the Closing, the Company shall deliver to each Purchaser one or more stock certificates for the Shares, registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser in writing, and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Regulation S and Section 4(2) thereof and Rule 506 promulgated thereunder.

(c)          Conditions to Closing. The respective obligations of each party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the closing date of the following conditions:

(i)            Company’s Shareholders Approval. The Company Shareholders’ Approval shall have been obtained;

(ii)           NASDAQ Additional Listing Approval. The Company shall, if determined to be required, have obtained the approval of the NASDAQ Stock Market for the listing; and

(iii)          Alternative Investment. A private placement to outside investors shall not have been completed by the date of the Closing.

(iv)          Debt Conversion. The conversion of the aggregate debt owed by the Company to the former shareholders of Vexigo Ltd. to warrants to acquire the Company’s ordinary shares shall have been consummated.

(d)          The obligations of the Company and Purchasers to complete the purchase and sale of the Shares shall be subject to the following condition, any one or more of which may be waived by the Company and the Purchasers:

(i)            no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, in each case that is in effect and enjoins or prevents the consummation of the transactions contemplated hereby and there shall be no current stop order or ongoing suspension, of or by the Securities and Exchange Commission (the "Commission") or any other governmental or regulatory body with respect to public trading in the Shares.

(e)          The Company’s obligation to complete the purchase and sale of the Shares and deliver such stock certificates to the Purchasers at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

(i)           receipt by the Company of same-day funds equal to the Purchase Price, as set forth in Section 2, for the Shares being purchased at the Closing;

(ii)          each of the representations and warranties of the Purchasers made herein were accurate as of and when made and shall be accurate as of the date of the Closing; and

(iii)          the fulfillment in all material respects of those undertakings of the Purchasers to be fulfilled at or prior to the Closing.

(f)          The obligations of each Purchaser to accept delivery of such stock certificate(s) at the Closing and to pay for the Shares evidenced thereby shall be subject to the following conditions, any one or more of which may be waived in whole or in part by the Purchasers:

(i)           each of the representations and warranties of the Company made herein were accurate as of and when made, and shall be accurate as of the date of the Closing;

(ii)          the fulfillment in all material respects of those undertakings of the Company to be fulfilled at or prior to the Closing; and

(iii)          The Company shall have delivered a certificate, executed on behalf of the Company by its Secretary, dated as of the date of the Closing, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the issuance of the Shares (subject to conditions set forth herein) and certifying as to the signatures and authority of persons signing this Agreement and any other related documents on behalf of the Company.

(g)          All Price Per Share information set forth in this Agreement shall be adjusted in the event a reverse split of the Company’s ordinary shares is effected prior to Closing to reflect such reverse split.

SECTION 4.          Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with, each Purchaser that:

4.1          Organization and Qualification.  The Company has been duly incorporated and is validly existing under the laws of the State of Israel and the Company is duly qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined below).  For the purposes of this Agreement the term “Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Company and its subsidiaries, taken as a whole other than any effect arising from or relating to (A) general economic conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereunder or (C) any change in the Company’s share price or trading volume in and of itself (but not excluding the underlying cause of any such change pursuant to this clause (C)).

4.2          Authorized Capital Stock.  The Company had duly authorized and validly issued outstanding Ordinary Shares as set forth in the Company’s Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission (the “2016 Annual Report”); the issued and outstanding Ordinary Shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance in all material respects with all Israeli, federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the 2016 Report and other filings with the Commission since the filing of the 2016 Annual Report (together, the “SEC Documents”).  Except as described in the SEC Documents and except for shares issuable under this Agreement, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

4.3          Issuance, Sale and Delivery of the Shares.  The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable, and will conform in all material respects to the description thereof set forth in the SEC Documents.

4.4          Due Execution, Delivery and Performance of the Agreements.  The Company has full legal right, corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company.  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, may be limited by Israeli, U.S. federal or state securities law or the public policy underlying such laws.

SECTION 5.          Representations, Warranties and Covenants of the Purchasers.  Each Purchaser represents and warrants severally and not jointly to, and covenants with, the Company that:

5.1          Experience.  (i) Each Purchaser is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, and each Purchaser has undertaken an independent analysis of the merits and the risks of an investment in the Shares, based on such Purchaser’s own financial circumstances; (ii) each Purchaser has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Shares and to ask questions of, and receive answers from, the Company concerning such information; (iii) each Purchaser is acquiring the Shares in the ordinary course of his business and for his own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares; (iv) each Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will each Purchaser engage in any short sale that results in a disposition of any of the Shares by such Purchaser, except in compliance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities or “blue sky” laws, including the laws of the State of Israel, if applicable; and (vi) each Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them.

5.2          Knowledge of the Company. Each Purchaser is familiar with the business, operations, management, assets and liabilities of the Company and its subsidiaries (including, for the removal of any doubt, the operations of Vexigo), and has had an opportunity to ask questions of, and receive answers from, the Company and its management concerning the terms of this Agreement and the condition of the Company and its subsidiaries, and to obtain any other information which the Purchaser requested with respect to the Company, its subsidiaries and the Purchaser’s investment in the Company.

5.3          Reliance on Exemptions.  Each Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations thereunder and where applicable state securities or “blue sky” laws and that the Company is relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of each Purchaser to acquire the Shares.

5.4          Confidentiality.  Each Purchaser agrees to keep confidential all information concerning this private placement.  The Purchasers are prohibited from reproducing or distributing this Agreement or any other offering materials or other information provided by the Company in connection with each Purchaser’s consideration of its investment in the Company, in whole or in part, or divulging or discussing any of their contents, except to its financial, investment or legal advisors in connection with its proposed investment in the Shares.  Further, each Purchaser understands that the existence and nature of all conversations, if any, regarding the Company and this offering must be kept strictly confidential.

5.5          Investment Decision.  Each Purchaser understands that nothing in the Agreement or any other materials presented to the Purchasers in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with his purchase of the Shares.  The Purchasers are not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or any other general solicitation or general advertisement.

5.6          Risk of Loss.  Each Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment, and each Purchaser has full cognizance of and understands all of the risk factors related to such Purchaser’s purchase of the Shares, including, but not limited to, those set forth under the caption “Risk Factors” in the 2016 Annual Report.  Each Purchaser understands that the market price of the Company’s Ordinary Shares has been volatile and that no representation is being made as to the future value of the Ordinary Shares.

5.7          Legend.  Each Purchaser understands that, until such time as the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend in substantially the following form:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

5.8          Stop Transfer.  The certificates representing the Shares will be subject to a stop transfer order with the Company’s transfer agent.

5.9          Residency.  Each Purchaser resides in and is a citizen of the country and state written opposite its name in Schedule 1.

5.10        Short Sales.  Since the time each Purchaser first learned  about the offering of the Shares and the transaction contemplated hereby, each such Purchaser has not taken, and prior to the public announcement of the transaction to be made after the Closing each such Purchaser shall not take, any action that has caused or will cause such Purchaser to have, directly or indirectly, sold or agreed to sell any of the Company’s Ordinary Shares, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Ordinary Shares, granted any other right (including, without limitation, any put or call option) with respect to the Ordinary Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Ordinary Shares.

5.11        Disclosure.  Each Purchaser acknowledges and agrees that the Company does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

SECTION 6.          Notices:  All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, e-mail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given on the earliest of (a) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile with confirmation of receipt at the facsimile number set forth below prior to 5:00 p.m. (Israel time) on a Trading Day, (b) two Trading Days after the date of transmission, if such notice or communication is delivered via facsimile with confirmation of receipt at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:00 p.m. (Israel time) on any Trading Day, (c) the second Trading Day following the date of mailing (fifth Trading Day if sent internationally), if sent by a nationally recognized overnight courier service in the United States, or (d) upon actual receipt by the party to whom such notice is required to be given, and shall be delivered as addressed as follows:

if to the Purchasers:          to the addresses set forth on Schedule 1

if to the Company:

Mer Telemanagement Solutions Ltd. 14 Hatidhar Street Ra’anana 4366516, Israel Attn: Alon Mualem, Chief Financial Officer

or such other address with respect to a party as such party shall notify each other party in writing as above provided.

SECTION 7.          Changes.  This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchasers.

SECTION 8.          Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 9.          Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 10.        Governing Law; Jurisdiction.  This Agreement is to be construed in accordance with and governed by the laws of the State of Israel (without regard to conflict of law principles).  Each of the parties hereto submits to the exclusive jurisdiction of the competent court in Israel for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 11.        Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.  Facsimile signatures shall be deemed original signatures.

SECTION 12.          Entire Agreement.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

SECTION 13.          Fees and Expenses.  Except as set forth herein, each party hereto shall pay its respective fees and expenses related to the transactions contemplated by this Agreement.

SECTION 14.          Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

SECTION 15.          Construction. (a) For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.  The term “Business Day” means any day other than Saturday or other day on which commercial banks in Tel Aviv, Israel are authorized or required by law to remain closed.  The term “Trading Day” means any day on which the Company’s Ordinary Shares are traded on the NASDAQ Capital Market, or, if the NASDAQ Capital Market is not the principal trading market for the Company’s Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares are then traded.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Mer Telemanagement Solutions Ltd.
By:	______________________________________
	Name:	Alon Mualem
	Title:	Chief Financial Officer

Purchasers:

Haim Mer	Roger Challen

Lior Salansky	Tzvi Friedman

David Susan	Kobi Ram

Yossi Levi

[Signature Page to Share Purchase Agreement July 2017]

SCHEDULE 1

Name and Address	Number of Shares	Aggregate Purchase Price (US$)
Haim Mer	225,904	US$	150,000
Lior Salansky	75,301	US$	50,000
Roger Challen	225,904	US$	150,000
Tzvi Friedman	18,825	US$	12,500
David Susan	18,825	US$	12,500
Kobi Ram	18,825	US$	12,500
Yossi Levi	18,825	US$	12,500
Total	602,409	US$	400,000